Exhibit 10.2

AMENDMENT NO. 11
TO THE
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
PENSKE TRUCK LEASING CO., L.P.

This is Amendment No. 11 (this “Amendment”), dated as of June 26, 2008 and effective as of the Partnership’s close of business on June 28, 2008, to the Amended and Restated Agreement of Limited Partnership, dated as of August 10, 1988, as amended by Amendment Nos. 1 through 10 thereto (together, the “Agreement”), of Penske Truck Leasing Co., L.P., a Delaware limited partnership (the “Partnership”), made by and among Penske Truck Leasing Corporation, as the general partner (“PTLC”), and General Electric Credit Corporation of Tennessee (“GE Tennessee”), PTLC Holdings Co., LLC (“PTLC-LLC”), PTLC2 Holdings Co., LLC (“PTLC2”), Penske Automotive Group, Inc. (“PAG”), Logistics Holding Corp. (“Holdco”), RTLC Acquisition Corp. (“RTLC-AC”) and NTFC Capital Corporation (“NTFC”), as limited partners.

RECITALS

WHEREAS, the parties hereto desire to amend the Agreement for the purpose of making the changes hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Existing Defined Terms. All terms used herein but not otherwise defined herein shall have the same meanings as in the Agreement.

2. Amendment of Articles 1 and 2.

(A) Article 1 of the Agreement is hereby amended by deleting Section 1.5 and substituting the following new Section 1.5 in lieu thereof:

Certain Business Policies. The Partnership adopted prior to June 26, 2008, in accordance with the terms of this Agreement as then in effect, and maintains policies with respect to requirements of federal, state and local environmental statutes and regulations, antitrust laws and regulations, laws and regulations relating to contracts with federal, state and local governments and governmental agencies, insider trading and ethical business practices, as well as credit approval levels. The Partnership shall conduct its business in accordance with such policies, as the same may be amended from time to time in accordance with Subsections 6.5(b)(iii) and (vii).

(B) Article 2 of the Agreement is hereby amended by adding new section 2.38.4 and 2.38.5 as follows:

2.38.4 December 2007 Purchase and Sale Agreement. “December 2007 Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of December 24, 2007 among the Partnership and the Partners (other than Penske Automotive Group, Inc. (“PAG”)).

2.38.5 June 2008 Purchase and Sale Agreement. “June 2008 Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated as of June 26, 2008 among the Partnership and the Partners.

3. Amendment of Articles 6 and 8.

(A) Article 6.4 of the Agreement is hereby amended by adding the following language at the conclusion of paragraph 6.4(a): “PAG shall have the right to a non-voting observer (the “PAG Non-Voting Observer”) at all duly called and convened meetings of the Advisory Committee (as provided for in subsection 6.4(c) below). The PAG Non-Voting Observer shall be entitled to receive all materials and information distributed to the members of the Advisory Committee (in such capacity) in connection with such duly called and convened meetings (including written consents in lieu of such meetings) and shall have access to the Partnership’s management and records as if the PAG Non-Voting Observer were a member of the Advisory Committee. For the avoidance of doubt, any failures to comply with the immediately preceding two sentences shall not affect in any way the validity of any actions taken by the Advisory Committee.

(B) Article 6.4 of the Agreement is hereby amended by adding new section 6.4(h):

(h) Confidentiality. With respect to any and all information provided to or obtained by any Partner or any of its Affiliates, or any of its or their directors, officers, employees, agents, representatives or advisors, including the PAG Non-Voting Observer, as a result of such Partner being a Partner in the Partnership or being a member of the Advisory Committee, such Partner and each of its Affiliates, and its and their directors, officers, employees, agents, representatives or advisors, including the PAG Non-Voting Observer, shall hold such information in strict confidence and use such information solely in connection with such Partner’s evaluation of its investment in the Partnership; provided, however, that any Partner may disclose such information (i) as required by applicable law, rule or regulation (including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder, and rules of a stock exchange or other self-regulatory bodies), (ii) to any person involved in the preparation of the Partner’s or any of its Affiliates’ financial statements or public filings, (iii) to any of its own Affiliates, or its or their directors, officers, employees, agents, representatives or advisors, or (iv) to any person and such person’s advisors with whom any Partner or any of its Affiliates is contemplating a financing transaction or to whom such Partner is contemplating a transfer of all or any portion of its Partnership Interests, provided that such potential source of financing or transferee and such person’s advisors are advised of the confidential nature of such information and agree to be bound by a confidentiality agreement containing protective provisions no less protective of the information of the Partnership than provided in this Agreement. All press releases, public announcements, and similar publicity (other than such public announcements required by law, rule or regulation, pursuant to clause (i) in the immediately preceding sentence) respecting the Partnership and referencing the name of any Partner or any Affiliate of any Partner (“Non-Issuing Partner”) other than the Partner issuing such press release, public announcement, similar publicity or making such required disclosure shall be made only with the prior written consent of the Non-Issuing Partner, which consent will not be unreasonably withheld; provided however, that without consent any Partner may state in such a public announcement that they are a Partner and disclose the legal names of the Partnership, and the other Partners and their respective parents. Nothing in this paragraph shall waive any attorney-client privilege, attorney work product privilege or other privilege, and any information subject to such privilege shall not be disclosed except by agreement of the Advisory Committee or as required by law or restrict the Partnership’s ability to issue press releases in the ordinary course of business. For purposes of this Subsection 6.4(h), the Partnership shall not be deemed to be an Affiliate of any of the Partners.”

(B) Article 6.4 of the Agreement is hereby amended by deleting the words “GE Tennessee” each time they appear and substituting in lieu thereof “Holdco”, and by adding the following sentences at the conclusion of Article 6.4: “The GE Committee Members selected prior to June 29, 2008 by GE Tennessee and in office on June 28, 2008, shall be deemed approved and proposed by Holdco and shall remain in office on and after June 29, 2008, subject to the further provisions of this Section 6.4. Nothing in this Section 6.4 shall affect the validity or effectiveness of actions taken by the Advisory Committee prior to June 29, 2008, with the GE Committee Members proposed and approved by GE Tennessee acting on the Advisory Committee.”

(C) Article 6.5(b)(iii) of the Agreement is hereby amended by deleting the words “from those set forth in Exhibit A” at the conclusion of that sentence.

(D) Article 6.5(b)(vii) of the Agreement is hereby amended by deleting the words “from those set forth in Exhibit B” at the conclusion of that sentence.

(E) Article 8.2 of the Agreement is hereby amended by deleting the words “Within ninety days” from the second sentence thereof and substituting in lieu thereof “Within sixty days”.

4. Amendment of Article 9.

(A) Article 9 of the Agreement is hereby amended by deleting Section 9.2(a) and substituting the following new Section 9.2(a) in lieu thereof:

“9.2” Transfer of a Limited Partner’s Interest.

(a) Except as provided by Section 9.3 hereof and except as provided by Section 3 of the Purchase and Sale Agreement, Section 1 of the December 2007 Purchase and Sale Agreement, and Section 1 of the June 2008 Purchase and Sale Agreement, no Limited Partner may Transfer his limited partner interest in the Partnership to any Person nor may PTLC cease to own, directly or indirectly, and have voting control over, at least 100% of the outstanding membership interests of either PTLC-LLC or PTLC2, provided, however, that (A) each of GE Tennessee, RTLC-AC, NTFC and Holdco may assign any of their rights and obligations, including Section 9.2, to any member or members of the consolidated group of which General Electric Company is the common parent, (B) each of PTLC-LLC and PTLC2 may assign any of their rights and obligations, including Section 9.2, to PAG or to any member or members of a consolidated group of which PTLC and such assignees are members and the ultimate owners of PTLC and such assignees own the same percentages of PTLC and such assignees (the “PTLC Consolidated Group”), (C) PAG may assign any of its rights and obligations, including Section 9.2, to any member or members of the PTLC Consolidated Group or a member of the PAG consolidated group, and (D) PAG may, in connection with a bona fide financing from one or more third-party lenders, such lenders, or an agent or a representative therefor (a “Bona Fide Lender”), grant a security interest in, or otherwise pledge, to a Bona Fide Lender, PAG’s share in the profits and losses of the Partnership and PAG’s right to receive distributions of the Partnership solely with respect to all or any portion of the nine percent (9%) limited partnership interest in the Partnership purchased by PAG pursuant to the June 2008 Purchase and Sale Agreement, as such percentage may be increased other than by virtue of a Transfer (including by operation of law) to PAG or any of its subsidiaries of any additional interest (such portion of the limited partnership interests in the Partnership owned by PAG and so secured or pledged being referred to herein as the “PAG Pledged Interest”), it being understood and agreed that (i) prior to or upon any foreclosure or similar exercise of rights of the Bona Fide Lender pursuant to the terms of its security interest (a “Foreclosure”) the Bona Fide Lender (or any transferee of the Pledged PAG Interest following any foreclosure) shall only be entitled to receive distributions of cash or other property from the Partnership in accordance with the terms of the Partnership Agreement (and after a Foreclosure only to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such PAG Pledged Interest after the effective date of such Foreclosure in accordance with the terms of this Agreement) and shall not at any time become a Partner (and shall not have any rights with respect to governance, voting, approvals, consents, observation or other management rights with respect to the Partnership, all of which shall remain with PAG) and (ii) upon a Foreclosure, PAG’s rights with respect to governance, observation or other management rights with respect to the Partnership shall lapse and any and all voting, approval and consent rights of PAG attributable to the PAG Pledged Interest foreclosed upon shall be deemed made in proportion to the other Partners or members of the Advisory Committee, as applicable and as the case may be. Prior to and as a condition to an assignment as contemplated by clause (B) or (C) above, the assignee shall agree in writing to be bound by all of the terms and conditions of this Agreement in the same manner as assignor.

(B) Article 9 of the Agreement is hereby amended by deleting the third sentence of Section 9.3(a) added by the Tenth Amendment and substitution the following sentence in lieu thereof:

“Solely for the purposes of this Section 9.3, PTLC, PTLC-LLC, PTLC2 and PAG shall be treated as one Partner and GE Tennessee, RTLC-AC, NTFC and Holdco shall be treated as one Partner.”

(C) Section 9.3(o) of the Agreement as added by Section 6(G) of Amendment No. 9 dated June 30, 2006 (“Amendment No. 9”), to the Amended and Restated Partnership Agreement, dated as of August 10, 1988 as then amended, is hereby redesignated as Section 9.3(q) of the Agreement. Section 9.3(o) of the Agreement as in effect immediately prior to Amendment No. 9 remains in full force and effect. The references to Section 9.3(o) in Sections 9.3(i), 9.3 (j), 9.3(k) and, as so redesignated, 9.3(q) of the Agreement are hereby amended by replacing such references with references to Section 9.3(q).

(D) The last sentence of Section 9.3(m) of the Agreement is hereby amended by deleting the words “General Electric Credit Corporation of Tennessee” the second time they appear and substituting in lieu thereof “GE Tennessee, RTLC-AC, NTFC or Holdco”.

5. Addition of Schedule A-10. The provisions of this section 6 shall apply, notwithstanding any other provision in the Agreement. Schedule A-10 is hereby added to the Agreement, in the form of Exhibit 1 hereto. The adjustments in Percentage Interests pursuant to this Amendment shall be effective as of the close of the Partnership’s business on June 28, 2008 (the “Effective Date”). For the period beginning January 1, 2008 and ending on the Effective Date, allocation of Partnership Profits and Losses attributable to such period shall be computed on the basis of the Percentage Interests in effect before this Amendment. For all periods beginning after the Effective Date, allocation of such Profits and Losses shall be computed on the basis of the Percentage Interests reflected in this Amendment until such time as the Percentage Interests change in accordance with the Agreement. Notwithstanding any other provision in the Agreement, all distributions made after the Effective Date (including but not limited to the distribution made by April 15, 2009 in respect of profits for the 2008 Partnership Year) shall be computed on the basis of the Percentage Interest reflected in this Amendment until such time as the Percentage Interests change in accordance with the Agreement. Notwithstanding the foregoing, the right of any future transferee of a Partnership Interest to distributions or allocations shall be governed by Article 9 of the Agreement unless otherwise subsequently amended or mutually agreed to in writing by the parties to the future Transfer either permitted by the Agreement or consented to in writing by all Partners.

6. Authorization of General Partner; Further Action. The General Partner is hereby authorized to take all actions necessary or appropriate to effectuate this Amendment and to consummate the transactions contemplated hereby. Each of the parties hereto shall execute such further instruments and take such other actions as may be reasonably requested in order to effectuate the purposes of this Amendment.

7. Compliance With Article 11. This Amendment is adopted pursuant to Article 11 of the Agreement. Except as expressly provided herein, the Agreement is in all respects ratified and confirmed.

8. Authorization for Second Amended and Restated Agreement. The parties hereto hereby authorize the preparation of an amended and restated Agreement to be the Second Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P. and, in connection therewith, the parties hereby agree to make such amendments to Article 5 of the Agreement as are necessary to reflect computations of values finalized subsequent to June 11, 2001 as provided in Section 8 of Amendment No. 8 to the Agreement and to incorporate the terms of Amendment Nos. 4, 5, 6, 7, 8, 9 and 10 to the Agreement and this Amendment to the Agreement, and to the extent applicable, Amendment Nos. 1, 2 and 3 to the Agreement.

9. Counterpart Execution. This Amendment may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this

Amendment to be duly executed and delivered on its behalf by its duly authorized officer or representative on the date and year first above written.

GENERAL PARTNER:

PENSKE TRUCK LEASING CORPORATION By /s/ Brian Hard

Title: President

LIMITED PARTNERS:
NTFC CAPITAL CORPORATION By/s/ Mark Cohen	PTLC HOLDINGS CO., LLC By /s/ Brian Hard

Title: Authorized Person	Title: President
RTLC ACQUISITION CORP. By/s/ Mark Cohen	LOGISTICS HOLDING CORP. By/s/ Mark Cohen

Title: Authorized Person	Title: Authorized Person
PENSKE AUTOMOTIVE GROUP, INC. By /s/ Robert O’Shaughnessy	PTLC2 HOLDINGS CO., LLC By /s/ Brian Hard

Title: Executive Vice President — Finance	Title: President
GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE By/s/ Mark Cohen

Title: Authorized Person

EXHIBIT 1

Schedule A-10
Effective at the Close of Business of the Partnership on June 28, 2008

Name and Address	Percentage Interest

General Partner

Penske Truck Leasing Corporation	11.68%
Route 10, Green Hills Reading, Pennsylvania 19603-0563
Limited Partners:

General Electric Credit Corporation of	0.50%
Tennessee 44 Old Ridgebury Road Danbury, Connecticut 06810
PTLC Holdings Co., LLC	18.32%
1105 N. Market Street, Ste. 1300 Wilmington, DE 19801
PTLC2 Holdings Co., LLC	10.00%
1105 N. Market Street, Ste. 1300 Wilmington, DE 19801
Logistics Holding Corp.	13.26%
1209 Orange Street Wilmington, DE 19808
RTLC Acquisition Corp.	35.29%
2711 Centerville Road Suite 400 Wilmington, DE 19801
NTFC Capital Corporation	1.95%
44 Old Ridgebury Road Danbury, Connecticut 06810
Penske Automotive Group, Inc.	9.00%

2555 Telegraph Road
Bloomfield Hills, Michigan 48302